CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 24, 2013, relating to the financial statements and financial highlights which appear in the February 28, 2013 Annual Reports to Shareholders of JPMorgan Liquid Assets Money Market Fund, JPMorgan Municipal Money Market Fund, JPMorgan Michigan Municipal Money Market Fund, JPMorgan Ohio Municipal Money Market Fund, JPMorgan U.S. Government Money Market Fund and JPMorgan U.S. Treasury Plus Money Market Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 26, 2013